Exhibit 99.1

NEWS RELEASE	Company Contact:
For Immediate Release	Jackie Cossmon: (408) 773-7600

VISX ANNOUNCES FOURTH QUARTER AND

FISCAL 2004 EARNINGS RESULTS

2004 Net Income Increases Over 65%

SANTA CLARA, CALIFORNIA, FEBRUARY 10, 2005 – VISX, INCORPORATED (NYSE Symbol: EYE) today announced financial results for the fourth quarter and twelve months ended December 31, 2004.

Fourth quarter revenues increased 6% to $40,406,000 from $38,218,000 for the comparable period of the prior year. Net income was $5,850,000 and included merger-related expenses of $3,100,000. This compares with fourth quarter 2003 net income of $8,812,000 which was favorably impacted by an insurance reimbursement.

Merger-related expenses reduced fourth quarter 2004 net income by approximately $0.06 per diluted share which resulted in earnings per diluted share for the quarter of $0.11. In the fourth quarter of the prior year, an insurance reimbursement increased net income by $0.04 per diluted share, resulting in earnings per diluted share of $0.17.

Revenues for the twelve months ended December 31, 2004, were $165,858,000 compared with $143,905,000 for the comparable period of the prior year. License revenue, which is the key driver for the Company’s profit, grew 34% in 2004 compared with 2003. Net income, despite merger-related charges, rose over 65% to $38,442,000, or $0.76 per diluted share, in the twelve months of 2004 compared with net income of $23,251,000, or $0.46 per diluted share, in the comparable period of the prior year.

Liz Dávila, chairman and CEO of VISX, stated, “In Q4 we saw solid growth. License revenue was up 13% and system sales were the strongest of the year. Aside from the impact of merger expenses, earnings were in line with our expectations, but at the low end due to delays related to FDA approvals. We are awaiting Iris Registration approval, which we now anticipate in Q1. Our CustomVue hyperopia approval came late in the quarter and is now contributing to a strong start in 2005. In January, our conversion to CustomVue procedures increased and worldwide license revenue was up more than 20% over last January.”

Dávila continued, “We look forward to joining forces with AMO and are working to close the transaction in the first quarter. We believe AMO’s strength in international markets and broad product portfolio, together with VISX’s leadership in refractive surgery and strong market position in the U.S., will enable our combined company to accelerate growth worldwide.”

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About CustomVue Laser Vision Correction:

CustomVue laser vision correction employs a diagnostic laser system that analyzes the optical errors in the eye. Much like a fingerprint, each person’s visual error is unique and can now be captured through the use of the VISX WaveScan System. The information is digitally recorded, transferred to the VISX STAR Laser System and the CustomVue laser vision correction procedure is customized based on the specific refractive errors of the individual. With the new CustomVue product, ophthalmologists can correct aberrations, or imperfections, of the eye that previously were not measured. This means that custom technology has the potential to improve vision beyond correction with contacts and glasses.

Conference Call:

VISX management will discuss its 2004 fourth quarter and fiscal year end results on a conference call at 4:30 p.m. eastern time on February 10, 2005. The call will be Webcast live at www.visx.com and will be available for a period of one week following the call. A telephone rebroadcast of the call will also be available for one week following the conclusion of the call. To access the rebroadcast via telephone, call 888-286-8010. International callers should call 617-801-6888. Enter reservation number 14788508.

About VISX:

VISX is a worldwide market leader in the design, manufacture, and sale of laser vision correction systems. Ophthalmologists have performed over 6 million procedures using VISX Systems, reducing or eliminating completely the need for contacts or glasses. Additional information on VISX can be found on the worldwide web at www.VISX.com.

Additional Information and Where You Can Find It

On December 6, 2004, AMO filed a Registration Statement on Form S-4 with the SEC that includes a joint proxy statement/prospectus of VISX and AMO and other relevant materials in connection with the proposed transaction. The joint proxy statement/prospectus will be mailed to the stockholders of VISX and AMO. Investors and security holders of VISX and AMO are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about VISX, AMO and the proposed transaction. The joint proxy statement/prospectus and other relevant materials, and any other documents filed by VISX or AMO with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by VISX by contacting VISX Investor Relations at ir@visx.com or via telephone at (408) 773-7435. Investors and security holders may obtain free copies of the documents filed with the SEC by AMO at www.amo-inc.com or via telephone at (714) 247-8348. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

VISX and AMO and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of VISX and AMO in favor of the proposed transaction. Information about the directors and executive officers of VISX and AMO and their respective interests in the proposed transaction will be available in the joint proxy statement/prospectus.

This press release contains certain forward-looking statements based on current expectations, forecasts, and assumptions of VISX that involve risks and uncertainties. Forward-looking statements in this release, including statements that FDA approval of Iris Registration will occur in Q1 2005, that we are working to close the transaction with AMO in the first quarter, and that we believe AMO’s strength in international markets and broad product portfolio, together with VISX’s leadership in refractive surgery and strong market position in the U.S., will enable our combined company to accelerate growth worldwide, are based on information available to VISX as of the date hereof. VISX’s actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with VISX’s business, which include the fact that we must obtain FDA approval for U.S. introduction of Iris registration and FDA approvals are never certain, that market acceptance of our products, and particularly of CustomVue, is uncertain and depends on broad acceptance by physicians and patients, that intense competition in the laser vision correction industry could result in the loss of customers, an inability to attract new customers, or a decrease in prices for our products, that we face risks due to our reliance on sales in international markets, that we are subject to extensive governmental regulation, which increases our costs and could prevent us from selling our products, that the possibility of long-term side effects and adverse publicity regarding laser correction surgery could seriously harm our business, that we have and may become subject to product liability claims, that adverse economic conditions may cause our revenues to decline, that expenses are relatively fixed in the short term and declines in revenue would have an immediate impact on earnings per share, and that there is uncertainty as to whether the transaction to merge with AMO will be completed. Further information on risk factors is contained in VISX’s most recent filings with the Securities and Exchange Commission, including VISX’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 and the Registration Statement filed by AMO on Form S-4 with the SEC that includes a joint proxy statement/prospectus of VISX and AMO. VISX assumes no obligation to update the information included in this press release, whether as a result of new information, future events, or otherwise.

Editors’ Note: VISX, VISX STAR, VISX WaveScan, WaveScan, and CustomVue are trademarks of VISX, Incorporated.

- Tables to Follow -

VISX, Incorporated

Condensed Consolidated Statement of Operations

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	12/31/2004	12/31/2003	12/31/2004	12/31/2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
License and other revenues	$27,221	$24,116	$117,108	$87,351
System revenues	7,931	9,505	27,790	38,248
Service and parts revenues	5,254	4,597	20,960	18,306

Total revenues	40,406	38,218	165,858	143,905

Cost of revenues	11,530	11,521	42,386	52,070
Selling, general and administrative	12,983	7,737	42,483	38,583
Research, development and regulatory	5,176	4,998	21,437	18,647

Total costs and expenses	29,689	24,256	106,306	109,300

Income from operations	10,717	13,962	59,552	34,605

Interest and other income, net	642	322	2,035	3,452

Income before provision for income taxes	11,359	14,284	61,587	38,057
Provision for income taxes	5,509	5,472	23,145	14,806

Net income	$5,850	$8,812	$38,442	$23,251

Earnings per share
Basic	$0.12	$0.18	$0.78	$0.47

Diluted	$0.11	$0.17	$0.76	$0.46

Shares used for earnings per share
Basic	49,522	48,448	49,229	49,471

Diluted	51,058	50,716	50,869	50,937

Condensed Consolidated Balance Sheet

(In thousands)

	12/31/2004	12/31/2003
	(unaudited)	(unaudited)
Cash, cash equivalents and short-term investments	$138,408	$86,076
Accounts receivable, net	32,019	27,432
Inventories	14,255	11,219
Other current assets	22,219	20,477

Current assets	206,901	145,204

Property and equipment, net	3,990	3,851
Long-term deferred tax and other assets	12,367	14,908

Total assets	$223,258	$163,963

Accounts payable	$3,588	$3,442
Accrued liabilities	41,014	34,722

Current liabilities	44,602	38,164

Stockholders’ equity	178,656	125,799

Total liabilities and stockholders’ equity	$223,258	$163,963

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